The information in this preliminary pricing supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. This preliminary pricing supplement and the accompanying product supplement, prospectus supplement and prospectus are not an offer to sell these securities nor are they soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED FEBRUARY 1, 2013

Citigroup Inc.	February , 2013 Medium-Term Senior Notes, Series H Pricing Supplement No. 2013—CMTNH0023 Filed Pursuant to Rule 424(b)(2) Registration No. 333-172562

ELKS® Based on the Common Stock of Netflix, Inc. Due August    , 2013

The Equity LinKed Securities (ELKS®) offered by this pricing supplement, which we refer to as the “securities,” offer a monthly coupon payment at a per annum rate that is generally higher than the rate we would pay on conventional debt securities of the same maturity.  In exchange for this higher coupon, you will be exposed to the risk that, if a downside event (as described below) occurs, you will not receive the stated principal amount of your securities at maturity and, instead, will receive shares of common stock of Netflix, Inc. (or, in our sole discretion, cash based on the value of those shares) that are worth significantly less than the stated principal amount and may be worth nothing.

The securities are unsecured senior debt securities issued by Citigroup Inc. All payments on the securities are subject to the credit risk of Citigroup Inc.  If Citigroup Inc. were to default on its obligations, you may not receive any amounts owed to you under the securities.
KEY TERMS
Underlying shares:	Shares of common stock of Netflix, Inc. (the “underlying share issuer”)
Pricing date:	February , 2013 (expected to be February 1, 2013)
Issue date:	February , 2013 (three business days after the pricing date)
Aggregate principal amount:	$
Stated principal amount:	$10 per security
Coupon:	17.25% to 19.25% per annum (8.625% to 9.625% for the term of the securities). The actual coupon rate will be determined on the pricing date.
Coupon payment dates:	Expected to be the 6th of each month, commencing March , 2013 (expected to be March 6, 2013) and ending on the maturity date
Maturity date:	August , 2013 (expected to be August 6, 2013)
What you will receive at maturity:
For each $10 security you hold at maturity, the final coupon payment plus:
▪ If a downside event occurs:                a number of underlying shares equal to the equity ratio (or, in our sole discretion, cash in an amount equal to the equity ratio multiplied by the closing price of the underlying shares on the valuation date)
▪ If a downside event does not occur:    $10 in cash
You may lose some or all of your investment in the securities.  Although you will be subject to the risk of a decline in the price of the underlying shares, you should not expect to participate in any appreciation of the underlying shares over the term of the securities.

Downside event:
A downside event will occur if the closing price of the underlying shares is less than the downside threshold price on any scheduled trading day from but excluding the pricing date to and including the valuation date.

Downside threshold price:	$ (60% of the initial share price)
Initial share price:	$ , the closing price of the underlying shares on the pricing date
Equity ratio:	, the stated principal amount divided by the initial share price
Valuation date:	August , 2013 (expected to be August 1, 2013), subject to postponement if such date is not a scheduled trading day or certain market disruption events occur
Listing:	The securities will not be listed on any securities exchange and, accordingly, may have limited or no liquidity. The securities are designed to be held to maturity.
CUSIP / ISIN:	17318Q186 / US17318Q1866
Underwriter:	Citigroup Global Markets Inc., an affiliate of the issuer, acting as principal
Underwriting fee and issue price:	Price to public(1)	Underwriting fee(1)	Proceeds to issuer
Per security	$10.00	$0.15	$9.85
Total	$	$	$

 (1) For additional information on the distribution of the securities, see “Supplemental Plan of Distribution” in this pricing supplement. In addition to the underwriting fee, Citigroup Global Markets Inc. and its affiliates may profit from expected hedging activity related to this offering, even if the value of the securities declines. See “Use of Proceeds and Hedging” in the accompanying prospectus. Unlike the coupon rate, the underwriting fee is not expressed on an annualized basis.

Investing in the securities involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” on page PS-2.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or determined that this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

You should read this pricing supplement together with the accompanying product supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Product Supplement No. ES-01-02 dated December 27, 2012    Prospectus Supplement dated December 20, 2012 and Prospectus dated May 12, 2011

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Inc.

ELKS Based on the Common Stock of Netflix, Inc. Due August    , 2013

Additional Information

General.  The terms of the securities are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement.  The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement.  For example, certain events may occur that could affect what you will receive at maturity or, in the case of a delisting of the underlying shares, could give us the right to call the securities prior to maturity.  These events, including market disruption events and other events affecting the underlying shares, and their consequences are described in the accompanying product supplement in the sections “Description of the Securities—Consequences of a Market Disruption Event; Postponement of the Valuation Date,” “—Dilution and Reorganization Adjustments” and “—Delisting of Underlying Shares (Other than Shares of an ETF),” and not in this pricing supplement.  It is important that you read the accompanying product supplement, prospectus supplement and prospectus together with this pricing supplement before deciding whether to invest in the securities.  Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.  The securities are “Daily Observation Securities” and “Single Test Daily Observation Securities” for purposes of the section “Description of the Securities—Consequences of a Market Disruption Event; Postponement of the Valuation Date” in the accompanying product supplement.

Fractional Shares.  In lieu of any fractional underlying share that you would otherwise receive in respect of any securities you hold, at maturity you will receive an amount in cash equal to the value of such fractional underlying share (based on the closing price of the underlying shares on the valuation date). The number of full underlying shares and any cash in lieu of a fractional underlying share that you receive at maturity will be calculated based on the aggregate number of securities you then hold.

Summary Risk Factors

An investment in the securities is significantly riskier than an investment in conventional debt securities.  The securities are subject to all of the risks associated with an investment in our conventional debt securities, including the risk that we may default on our obligations under the securities, and are also subject to risks associated with the underlying shares.  Accordingly, the securities are suitable only for investors who are capable of understanding the complexities and risks of the securities.  You should consult your own financial and legal advisers as to the risks of an investment in the securities and the suitability of the securities in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the securities.  You should read this summary together with the more detailed description of risks relating to an investment in the securities contained in the section “Risk Factors Relating to the Securities” beginning on page ES-6 in the accompanying product supplement.  You should also carefully read the risk factors included in the documents incorporated by reference in the accompanying prospectus, including our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to our business more generally.

■
You may lose some or all of the stated principal amount of your securities. Unlike conventional debt securities, the securities do not provide for the repayment of the stated principal amount at maturity in all circumstances.  If a downside event occurs, you will not receive the stated principal amount of your securities at maturity and, instead, will receive underlying shares (or, in our sole discretion, cash based on the value thereof) that will very likely be worth less than the stated principal amount and may be worth nothing.

■
The securities will be adversely affected by volatility in the price of the underlying shares.  The more volatile the price of the underlying shares, the more likely it is that a downside event will occur and that you will not receive the full stated principal amount of your securities at maturity.  In general, the higher the coupon on the securities, the greater the expected likelihood as of the pricing date that a downside event will occur and, as a result, that you will receive underlying shares at maturity (or, in our sole discretion, cash based on the value thereof) worth less than the stated principal amount.

■
A downside event may occur on any scheduled trading day during the term of the securities. A downside event will occur if the closing price of the underlying shares is less than the downside threshold price on any scheduled trading day after the pricing date up to and including the valuation date.  A downside event will occur even if the closing price of the underlying shares falls to or below the downside threshold price on only one or a small number of days in that period, and even if the closing price of the underlying shares is greater than the downside threshold price on the valuation date.  If a downside event occurs, the securities will no longer provide for the repayment of the stated principal amount at maturity and you will be fully exposed to the downside performance of the underlying shares.

■
The securities offer downside exposure, but generally no upside exposure, to the underlying shares.  You should not expect to participate in any appreciation in the price of the underlying shares over the term of the securities.  Consequently, your return on the securities will generally be limited to the coupon payments and may be significantly less than the return on the underlying shares over the term of the securities.

■	The securities are subject to the credit risk of Citigroup Inc. If we default on our obligations under the securities, you may not receive anything owed to you under the securities.

February 2013	PS-2

Citigroup Inc.

ELKS Based on the Common Stock of Netflix, Inc. Due August    , 2013

■
The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities.

Citigroup Global Markets Inc. intends to make a secondary market in relation to the securities and to provide an indicative bid price on a daily basis. Any indicative bid prices provided by Citigroup Global Markets Inc. shall be determined in Citigroup Global Markets Inc.’s sole discretion, taking into account prevailing market conditions, and shall not be a representation by Citigroup Global Markets Inc. that any instrument can be purchased or sold at such prices (or at all).

Notwithstanding the above, Citigroup Global Markets Inc. may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. Consequently, there may be no market for the securities and investors should not assume that such a market will exist. Accordingly, an investor must be prepared to hold the securities until the maturity date. Where a market does exist, to the extent that an investor wants to sell the securities, the price may, or may not, be at a discount from the stated principal amount.

■
The inclusion of underwriting fees and projected profit from hedging in the issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which Citigroup Global Markets Inc. may be willing to purchase the securities in secondary market transactions will likely be lower than the issue price because the issue price includes, and secondary market prices are likely to exclude, underwriting fees and the cost of hedging our obligations under the securities.  The cost of hedging includes the projected profit that our affiliates may realize in consideration for assuming the risks inherent in managing the hedging transactions.  Any secondary market price is also likely to be reduced by the costs of unwinding the related hedging transactions.  Any secondary market prices may differ from values determined by pricing models used by Citigroup Global Markets Inc. as a result of dealer discounts, mark-ups or other transaction costs.

■
The value of the securities prior to maturity will fluctuate based on many unpredictable factors. The value of your securities prior to maturity will fluctuate based on the price of the underlying shares and a number of other factors, including the volatility of the underlying shares, the dividend yield on the underlying shares, interest rates generally, the time remaining to maturity, whether a downside event has occurred and our creditworthiness.  You should understand that the value of your securities at any time prior to maturity may be significantly less than the stated principal amount.

■
Our offering of the securities is not a recommendation of the underlying shares.  The fact that we are offering the securities does not mean that we believe that investing in an instrument linked to the underlying shares is likely to achieve favorable returns.  In fact, as we are part of a global financial institution, our affiliates may have positions (including short positions) in the underlying shares, and may publish research or express opinions, that in each case are inconsistent with an investment linked to the underlying shares.  These and other of our affiliates’ activities may adversely affect the price of the underlying shares and have a negative impact on your interests as a holder of the securities.

■
The price of the underlying shares may be adversely affected by our or our affiliates’ hedging and other trading activities.  We expect to hedge our obligations under the securities through affiliated or unaffiliated counterparties, who may take positions directly in the underlying shares or in instruments related to the underlying shares.  Our affiliates also trade the underlying shares and other financial instruments related to the underlying shares on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions on behalf of customers.  These activities could negatively affect the price of the underlying shares and the value of the securities.  They could also result in substantial returns for our affiliates while the value of the securities declines.

■
We and our affiliates may have economic interests that are adverse to yours as a result of our affiliates’ business activities.  Our affiliates may currently or from time to time engage in business with the underlying share issuer, including extending loans to, making equity investments in or providing advisory services to the underlying share issuer.  In the course of this business, we or our affiliates may acquire non-public information about the underlying share issuer, which we will not disclose to you.  Moreover, if our affiliates are or become creditors of the underlying share issuer, they may exercise any remedies against the underlying share issuer that are available to them without regard to your interests.

■
You will have no rights and will not receive dividends with respect to the underlying shares unless and until you receive underlying shares at maturity.  If any change to the underlying shares is proposed, such as an amendment to the underlying share issuer’s certificate of incorporation, you will not have the right to vote on such change, but you will be subject to such change in the event you receive underlying shares at maturity.  Any such change may adversely affect the market price of the underlying shares.

■
An adjustment will not be made for all events that may have a dilutive effect on or otherwise adversely affect the market price of the underlying shares.  For example, we will not make any adjustment for ordinary dividends, partial tender offers or additional public offerings of the underlying shares.  Moreover, the adjustments we do make may not fully offset the dilutive or adverse effect of the particular event.  Investors in the securities may be adversely affected by such an event in a circumstance in which a direct holder of the underlying shares would not.

■
If the underlying shares are delisted, we may call the securities prior to maturity.  If we exercise this call right, you will receive the amount described under “Description of the Securities—Delisting of Underlying Shares (Other than Shares of an ETF)” in the accompanying product supplement.  This amount may be less, and possibly significantly less, than the stated principal amount of

February 2013	PS-3

Citigroup Inc.

ELKS Based on the Common Stock of Netflix, Inc. Due August    , 2013

the securities and/or the total amount you would have received under the securities had you continued to hold your securities to maturity.

■
The securities may become linked to shares of an issuer other than the original underlying share issuer upon the occurrence of a reorganization event or upon the delisting of the underlying shares.  For example, if the underlying share issuer enters into a merger agreement that provides for holders of underlying shares to receive stock of another entity, the stock of such other entity will become the underlying shares for all purposes of the securities upon consummation of the merger.  Additionally, if the underlying shares are delisted and we do not exercise our call right, the calculation agent may, in its sole discretion, select shares of another issuer to be the underlying shares.  See “Description of the Securities—Dilution and Reorganization Adjustments” and “—Delisting of Underlying Shares (Other than Shares of an ETF)” in the accompanying product supplement.

■
The calculation agent, which is an affiliate of ours, will make important determinations with respect to the securities.  If certain events occur, such as market disruption events, corporate events with respect to the underlying share issuer that may require a dilution adjustment or the delisting of the underlying shares, Citigroup Global Markets Inc., as calculation agent, may be required to make discretionary judgments that could significantly affect what you receive at maturity.  In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the securities.

■
The tax consequences of an investment in the securities are unclear.  There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”).  Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as described in “United States Federal Tax Considerations” below.  If the IRS were successful in asserting an alternative treatment, the tax consequences of ownership and disposition of the securities might be affected materially and adversely.  As described in the accompanying product supplement under “United States Federal Tax Considerations,” in 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  While it is not clear whether the securities would be viewed as similar to the typical prepaid forward contract described in the notice, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, including the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. persons should be subject to withholding tax, possibly with retroactive effect.  You should read carefully the discussion under "United States Federal Tax Considerations" and “Risk Factors Relating to the Securities” in the accompanying product supplement and “United States Federal Tax Considerations” in this pricing supplement.  You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

February 2013	PS-4

Citigroup Inc.

ELKS Based on the Common Stock of Netflix, Inc. Due August    , 2013

Hypothetical Examples

The table below illustrates what you will receive at maturity of the securities for a range of hypothetical closing prices of the underlying shares on the maturity date, assuming that a downside event occurs.  If a downside event does not occur, you will be repaid your stated principal amount at maturity, regardless of the closing price of the underlying shares on the valuation date or at maturity.

The table below is based on the following hypothetical values and assumptions in order to illustrate how the securities work (and does not reflect the actual initial share price, equity ratio, downside threshold price, coupon rate or dividend yield on the underlying shares):

Initial share price:	$165.00 (the hypothetical closing price of the underlying shares on the pricing date)
Equity ratio:	0.06061 (the $10.00 stated principal amount per security divided by the hypothetical initial share price)
Downside threshold price:	$99.00 (60% of the hypothetical initial share price)
Coupon:	17.25% per annum (8.625% over the term of the securities)
Annualized dividend yield:	0.00%
Maturity date:	6 months after the issue date

The following hypothetical examples assume that the closing price of the underlying shares on the valuation date is the same as the closing price of the underlying shares on the maturity date.

Hypothetical closing price of the underlying shares on the maturity date	Value of underlying shares or cash amount at maturity per security1	Total coupon payments per security	Total value received per security	Total return of the underlying shares2	Total return of the securities
$0.00	$0.00	$0.8625	$0.8625	-100.00%	-91.38%
$66.00	$4.00	$0.8625	$4.8625	-60.00%	-51.38%
$98.99	$5.99	$0.8625	$6.8615	-40.01%	-31.39%
$99.00	$6.00	$0.8625	$6.8625	-40.00%	-31.38%
$132.00	$8.00	$0.8625	$8.8625	-20.00%	-11.38%
$165.00	$10.00	$0.8625	$10.8625	0.00%	8.63%
$206.25	$12.50	$0.8625	$13.3625	25.00%	33.63%
1 If we elect, in our sold discretion, to deliver cash in lieu of underlying shares at maturity, the amount of cash you receive will be based on the value of the underlying shares on the valuation date.
2 The underlying shares have a hypothetical annualized dividend yield of 0.00%.  In any event, the return on the securities will not reflect the dividends, if any, paid on the underlying shares.

The above table does not illustrate all possible variations in what you will receive at maturity. The examples above are intended to illustrate how what you will receive at maturity will depend on whether the closing price of the underlying shares is less than the downside threshold price on any scheduled trading day during the term of the securities, and if so, the value of the underlying shares at maturity.

Information about the Underlying Shares

Netflix, Inc. (the “underlying share issuer”) is an Internet subscription service for TV shows and movies, and, in the United States, delivers DVDs to subscribers’ homes.  The underlying shares are registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Information provided to or filed with the SEC by the underlying share issuer pursuant to the Exchange Act can be located by reference to the SEC file number 000-49802, through the SEC’s Web site at http://www.sec.gov. In addition, information regarding the underlying share issuer may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.

This pricing supplement relates only to the securities offered hereby and does not relate to the underlying shares or other securities of the underlying share issuer.  We have derived all disclosures contained in this pricing supplement regarding the underlying shares and the underlying share issuer from the publicly available documents described in the preceding paragraph. In connection with the offering of the securities, neither we nor Citigroup Global Markets Inc. has participated in the preparation of such documents or made any due diligence inquiry with respect to the underlying share issuer.

The securities represent obligations of Citigroup Inc. only. The underlying share issuer is not involved in any way in this offering and has no obligation relating to the securities or to holders of the securities.

Neither we nor any of our affiliates make any representation to you as to the performance of the underlying shares.

February 2013	PS-5

Citigroup Inc.

ELKS Based on the Common Stock of Netflix, Inc. Due August    , 2013

Historical Information

The following table sets forth the published high and low closing prices of, and dividends paid on, the underlying shares from January 2, 2008 through January 30, 2013. The associated graph shows the closing price of the underlying shares for each day such price was available in that same period.  We obtained the closing prices and other information below from Bloomberg L.P., without independent verification.  You should not take the historical prices of the underlying shares as an indication of future performance.

Common Stock of Netflix, Inc.	High ($)	Low ($)	Dividends ($)
2008
First Quarter	38.17	21.77	0.00
Second Quarter	40.70	26.07	0.00
Third Quarter	32.97	26.73	0.00
Fourth Quarter	30.04	17.94	0.00
2009
First Quarter	43.42	29.54	0.00
Second Quarter	49.61	37.08	0.00
Third Quarter	47.73	38.70	0.00
Fourth Quarter	61.13	44.62	0.00
2010
First Quarter	75.06	49.13	0.00
Second Quarter	126.81	75.00	0.00
Third Quarter	170.63	98.02	0.00
Fourth Quarter	205.90	149.33	0.00
2011
First Quarter	247.55	177.90	0.00
Second Quarter	273.68	228.16	0.00
Third Quarter	298.73	113.16	0.00
Fourth Quarter	123.24	63.87	0.00
2012
First Quarter	129.25	72.24	0.00
Second Quarter	113.97	62.66	0.00
Third Quarter	84.97	53.79	0.00
Fourth Quarter	95.69	56.05	0.00
2013
First Quarter (through January 30, 2013)	169.56	92.01	n/a

The closing price of the underlying shares on January 30, 2013 was $167.70.  We make no representation as to the amount of dividends, if any, that may be paid on the underlying shares in the future. In any event, as an investor in the securities, you will not be entitled to receive dividends, if any, that may be payable on the underlying shares.

February 2013	PS-6

Citigroup Inc.

ELKS Based on the Common Stock of Netflix, Inc. Due August    , 2013

United States Federal Tax Considerations

You should read carefully the discussion under "United States Federal Tax Considerations" and “Risk Factors Relating to the Securities” in the accompanying product supplement and “Summary Risk Factors” in this pricing supplement.

Due to the lack of any controlling legal authority, there is substantial uncertainty regarding the U.S. federal tax consequences of an investment in the securities.  By purchasing the securities, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to treat the securities, for U.S. federal income tax purposes, as a unit comprising (i) an option written by you that, if exercised, requires you to purchase the underlying shares (or, at your option, receive the cash value thereof) from us at maturity (the “Put Option”) and (ii) a deposit with us of a fixed amount of cash equal to the stated principal amount of the securities to secure your potential obligation under the Put Option (the “Deposit”).  In the opinion of our tax counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, this treatment of the securities is reasonable under current law; however, our tax counsel has advised us that it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible.  Under this treatment:

•	a portion of each coupon payment made with respect to the securities will be attributable to interest on the Deposit; and

•	the remainder will represent premium attributable to your grant of the Put Option (“Put Premium”).

We will specify in the final pricing supplement the portion of each coupon payment that we will allocate to interest on the Deposit and to Put Premium, respectively.

Assuming the treatment of a security as a Put Option and a Deposit is respected, amounts treated as interest on the Deposit will be taxed as ordinary interest income, while the Put Premium will not be taken into account prior to maturity or disposition of the securities.  See “United States Federal Tax Considerations—Tax Consequences to U.S. Holders—Securities with a Term of Not More Than One Year” in the accompanying product supplement.

Under current law, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the securities, you generally should not be subject to U.S. federal withholding or income tax in respect of amounts paid to you with respect to the securities provided that (i) income in respect of the securities is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.

Due to the absence of statutory, judicial or administrative authorities that directly address the U.S. federal tax treatment of the securities or similar securities, significant aspects of the treatment of an investment in the securities are uncertain.  In addition, the U.S. Treasury Department and the IRS have released a notice requesting comments on the U.S. federal income tax treatment of "prepaid forward contracts." While it is not clear whether the securities would be viewed as similar to the typical prepaid forward contract described in the notice, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, including the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. persons should be subject to withholding tax, possibly with retroactive effect.  If you are a Non-U.S. Holder, you should note that if withholding tax applies to the securities, we will not be required to pay any additional amounts with respect to amounts so withheld.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement.  The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

You should consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Supplemental Plan of Distribution

Citigroup Global Markets Inc., an affiliate of Citigroup Inc. and the underwriter for the sale of the securities, will receive an underwriting discount of $0.15 for each security sold in this offering.  Certain selected dealers affiliated with Citigroup Global Markets Inc., including Morgan Stanley Smith Barney LLC, and their financial advisors will collectively receive from Citigroup Global Markets Inc. a fixed selling concession of $0.15 for each security they sell.  See “Plan of Distribution; Conflicts of Interest” in each of the accompanying product supplement and prospectus supplement and “Plan of Distribution” in the accompanying prospectus for additional information.

Citigroup Global Markets Inc. is an affiliate of ours.  Accordingly, this offering will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Financial Industry Regulatory Authority.  Client accounts over which Citigroup Inc. or its subsidiaries have investment discretion will not be permitted to purchase the securities, either directly or indirectly, without the prior written consent of the client.

A portion of the net proceeds from the sale of the securities will be used to hedge our obligations under the securities.  We may hedge our obligations under the securities through an affiliate of Citigroup Global Markets Inc. and us or through unaffiliated counterparties, and our counterparties may profit from such expected hedging activity even if the value of the securities declines.  This hedging activity

February 2013	PS-7

Citigroup Inc.

ELKS Based on the Common Stock of Netflix, Inc. Due August    , 2013

could affect the market price of the underlying shares and, therefore, the value of and your return on the securities.  For additional information on the ways in which we may hedge our obligations under the securities, see “Use of Proceeds and Hedging” in the accompanying prospectus.

Contact

Clients of Morgan Stanley Wealth Management may contact their local Morgan Stanley branch office or the Morgan Stanley principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number 212-762-9666).  All other clients may contact their local brokerage representative.

ELKS® is a registered service mark of Citigroup Global Markets Inc.

© 2013 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.

February 2013	PS-8